Flexible and Responsive Supply-Chain Solutions

Roadrunner Transportation Systems

December 21, 2016

Mr. Scott Cousins
scottbcousins@icloud.com

Dear Scott,

It is a pleasure to offer you employment with Roadrunner Transportation Systems as the Chief Information Officer, a position that reports directly to me. I know you will be an important member of our team who will benefit from this exciting opportunity at our financially stable and growing company. Below are the features of my offer.

Your base salary will be $11,538.47, paid bi-weekly, which equals $300,000.22 per year.

You will be granted 65,000 shares of stock options on your first day of employment that will be subject to a separate Stock Option Agreement. The options will vest over 5 years at 20% per year and the options expire on your 7th anniversary of employment.

You will be paid a $50,000 gross signing bonus on your first paycheck.

You will participate in the 2017 Roadrunner Transportation Systems Incentive Plan that is based on achieving between 80% and 150% of our Earnings Before Interest and Taxes (EBIT) goals for the year and goals are defined as EBIT attainment plus the bonus payout. Your bonus will be paid in April of the following year and you must be actively employed when the bonus is paid to be eligible for the bonus. Your bonus will be a percentage of your base pay at year end according to the chart below. Your bonus will be straight line pro-rated if company results fall between the goal numbers.

Company Goals Met:	80%	90%	100%	110%	120%	130%	140%	150%
Bonus as a % of Base Pay:	15%	30%	50%	55%	65%	75%	85%	95%

During the first three years of your employment, if Roadrunner (RRTS) terminates your employment without "Cause" or because of a "Change of Control" then you will be entitled to a severance payment equal to 12 months of base pay, provided that you first execute and deliver to RRTS a general release.

"Cause" shall mean any of the following where RRTS determines that: (i) you committed gross negligence, willful misconduct or any violation of law in the performance of your duties to RRTS, (ii) you took action likely to result in material discredit to or material loss of business, reputation or goodwill of RRTS, (iii) you failed to follow reasonable instructions from RRTS, (iv) you misappropriated funds or property of RRTS, (v) you attempted to obtain a personal profit from any transaction in which RRTS has an interest, and which represents the corporate opportunity of RRTS

or is adverse to the interests of RRTS, unless the transaction was approved in writing by RRTS after full disclosure of all details relating to the transaction; (vi) you failed to meet the legitimate expectations of RRTS, as determined by RRTS; or (vi) you breached any obligation or duty owed to RRTS.

"Change of Control" shall mean (i) a merger, consolidation, or acquisition that results in the stockholders of the company prior to the merger, consolidation, or acquisition controlling less than 50% of the combined voting securities after the merger, consolidation, or acquisition; or (ii) a liquidation of dissolution of the company; or (iii) the sale of all or substantially all of the assets of the company.

You will be eligible for twenty days of PTO per year. PTO is earned and used each calendar year according to our policy and unused PTO does not roll to the next calendar year.

You will be effective on Roadrunner Transportation Systems' group medical, dental, and vision plans on the first of the month following 60 days of employment if you decide to enroll. If you start work in January, your health insurance can be effective on April 1, 2017. Roadrunner will pay your COBRA premiums until April 1 if you agree to make the normal Roadrunner you contributions toward the health insurance costs during the COBRA period. The 2017 Employee Benefits Guide will be sent to you in an e-mail. Please notify me by January 27th if RRTS will pay your COBRA.

You are eligible to join the Roadrunner Transportation Systems 401(k) Plan on the first of the month following six months of service. If you start work in January, you can enroll in the 401(k) on August 1, 2017.

You will be issued a company owned lap top computer and cell phone with a company owned telephone number for business use. Business mileage will be reimbursed at the standard IRS allowance rate.

You are eligible to join the Flexible Spending Account (FSA) on the first day of the month following 60 days of employment.

Short and Long Term Disability Insurance and Term Life Insurance with a benefit of two times salary to a maximum coverage of $200,000 is effective on the 1st of the month following 60 days of employment. Roadrunner currently pays the entire premium for disability and life insurance.

This employment offer is contingent on successful results of our standard background and drug screens and your employment will be at will, meaning that either you or Roadrunner is free to terminate the relationship at any time, for any reason, with or without advance notice.

Roadrunner Transportation Systems

Congratulations, Scott, it is wonderful to have you in this key leadership position on the Roadrunner team. Upon acceptance, please sign the acknowledgement below and return a copy of all three pages.

Sincerely,

[signature]

Michael L. Gettle
Executive Vice President
Roadrunner Transportation Systems, Inc.

I acknowledge that this employment offer is contingent on successful results of a standard background and drug screens and my employment will be at will, meaning that either myself or Roadrunner is free to terminate the relationship at any time, for any reason, with or without advance notice.

I confirm that I have shared with Roadrunner Transportation Systems (RRTS) all agreements with my current employer, prior employers or any other company that restricts my ability to accept employment, compete or solicit employees and/or customers or requires confidentiality or non-disclosure of information.

By signing below, I agree to accept employment with RRTS under the terms outlined herein. I acknowledge and agree that my employment with RRTS does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for RRTS.

[signature]
Scott Cousins

12/21/16
Date